As filed with the U.S. Securities and Exchange Commission on June 2, 2014.
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOWPOINT, INC. (Exact name of registrant as specified in its charter)

Delaware	77-0312442
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1776 Lincoln Street, Suite 1300, Denver, Colorado	80203
(Address of Principal Executive Offices)	(Zip Code)

GLOWPOINT, INC. 2014 EQUITY INCENTIVE PLAN
(Full title of the plan)

David Clark Chief Financial Officer, Treasurer and Corporate Secretary 1776 Lincoln Street, Suite 1300 Denver, Colorado 80203 (303) 640-3838
(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Kristin L. Lentz, Esq. Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, Colorado 80202 (303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	4,400,000 (1)	$1.49 (2)	$6,556,000 (2)	$844.41

Notes:

(1)
Amount to be registered consists of common stock of Glowpoint, Inc. to be issued pursuant to the 2014 Equity Incentive Plan. This registration statement also covers any additional securities issuable upon stock splits, stock dividends or similar transactions pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the common stock of Glowpoint, Inc. on May 30, 2014, as reported on the NYSE MKT.

This registration statement on Form S-8 is being filed by Glowpoint, Inc., a Delaware corporation (the “Company”), for the purpose of registering 4,400,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, which may be issued pursuant to awards under the Glowpoint, Inc. 2014 Equity Incentive Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.
The following documents have been filed with the Commission by the Company and are hereby incorporated in this registration statement by reference, excluding any disclosures therein that have been furnished and not filed:
(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on March 6, 2014;
(b)    The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the Commission on May 7, 2014;
(c)    The Company’s Current Reports on Form 8-K, filed with the Commission on February 25, 2014, April 7, 2014 and June 2, 2014; and
(d)    The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1 (File No. 333-42518), filed with the Commission on July 28, 2000, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under the registration statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and shall be a part hereof from the respective dates of filing such documents (other than any portions of such documents that are deemed furnished under applicable Commission rules rather than filed).
Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.     Description of Securities.
Not applicable.
Item 5.     Interests of Named Experts and Counsel.
Not applicable.
Item 6.     Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct, knowingly violated a law, authorized the payment of an unlawful dividend, approved an unlawful stock purchase or redemption or derived an improper personal benefit.
Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or such other court shall deem proper.
The Company’s certificate of incorporation, as amended, provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL, which relates to unlawful payments of dividends and unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.
The Company’s by-laws, as amended, provide that the Company shall indemnify its officers and directors if any such person was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise. The indemnity obligation includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Company must also indemnify its officers and directors if any such person was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company and a similar standard of care is applicable in the case of such actions, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or such other court shall deem proper. The Company’s by-laws also provide that the Company must advance expenses to its directors and officers in connection with their defense.
The Company has entered into indemnification agreements with all of its directors and officers. Under the indemnification agreements the Company is required to indemnify its directors and officers to the full extent authorized or permitted by the provisions of the DGCL and the Company’s by-laws, provided that the director or officer acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, the director or officer had no reasonable cause to believe such person’s conduct was unlawful. Under the indemnification agreements the Company is also required to advance expenses to the director or officer in connection with such person’s defense. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.
The Company maintains a directors’ and officers’ liability insurance policy to insure its directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.
Item 7.     Exemption from Registration Claimed.
Not applicable.
Item 8.     Exhibits.
The exhibits to this registration statement are listed in the Exhibit Index hereto and are incorporated herein by reference.
Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 2nd day of June, 2014.

GLOWPOINT, INC.

By:	/s/ Peter J. Holst
Peter J. Holst
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Peter J. Holst Peter J. Holst	Chief Executive Officer, President and Director (principal executive officer)	June 2, 2014
/s/ David Clark David Clark	Chief Financial Officer, Treasurer and Corporate Secretary (principal financial and accounting officer)	June 2, 2014
/s/ Patrick J. Lombardi Patrick J. Lombardi	Chairman, Director	June 2, 2014
/s/ Kenneth Archer Kenneth Archer	Director	June 2, 2014
/s/ James H. Cohen James H. Cohen	Director	June 2, 2014
/s/ James S. Lusk James S. Lusk	Director	June 2, 2014

EXHIBIT INDEX

Exhibit No.	Description

4.1
Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on June 6, 2006).

5.1	Opinion of Davis Graham & Stubbs LLP with respect to the legality of the Common Stock being registered.
23.1	Consent of EisnerAmper LLP.
23.2	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).
99.1	Glowpoint, Inc. 2014 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Commission on June 2, 2014).